As filed with the Securities and Exchange Commission on August 29, 1994
                                                       Registration No. 33-








                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                              ____________________

                     THE CONNECTICUT LIGHT AND POWER COMPANY
             (Exact name of registrant as specified in its charter)

          Connecticut                                  06-0303850
     (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                   Identification No.)
                                  Selden Street
                           Berlin, Connecticut 06037
                                 (203) 665-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ____________________

      Robert E. Busch, Executive Vice President and Chief Financial Officer
                     The Connecticut Light and Power Company
                    Selden Street, Berlin, Connecticut 06037
                                 (203) 665-5000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ____________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, when warranted by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   X


                         CALCULATION OF REGISTRATION FEE


                                                     Maximum
                         Amount        Maximum       Aggregate     Amount
Title of Each Class of    To Be      Offering Price  Offering    of Registra-
Securities to be       Registered(1)  Per Unit(2)    Price(1)(2)  tion Fee(1)


First and Refunding
  Mortgage Bonds
Preferred Stock,
  $50 par value
Class A Preferred Stock,
  $25 par value
     Total             $300,000,000      100%       $300,000,000  $103,448.28


(1) This Registration Statement relates to the registration of first and refunding mortgage bonds, preferred stock and/or Class A preferred stock of the Registrant, the proceeds of which in the aggregate shall not exceed $300,000,000, without specifying particular amounts of each security which may be issued.

(2)  Estimated solely for the purpose of calculating the registration fee.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




























         [RED HERRING LANGUAGE ALONG LEFT MARGIN ON PAPER COPIES]


                           SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED AUGUST 29, 1994


PROSPECTUS


                  The Connecticut Light and Power Company

                    First and Refunding Mortgage Bonds

                      Preferred Stock, $50 Par Value

                  Class A Preferred Stock, $25 Par Value

                           ____________________


     This prospectus (the Prospectus) is to be used by The Connecticut Light and Power Company (the Company) in connection with the issuance and sale at one time or from time to time of First and Refunding Mortgage Bonds (the New Bonds), Preferred Stock, $50 par value (Preferred Stock) and/or Class A Preferred Stock, $25 par value (Class A Preferred Stock; together with the Preferred Stock, collectively referred to herein as the New Preferred Stock).

The New Bonds and the New Preferred Stock are referred to herein as the New Securities. The principal amount and par value of all New Securities to be issued under this Prospectus in the aggregate shall not exceed $300,000,000, For each series of New Securities with respect to which this Prospectus is being delivered, a supplement to this Prospectus (the Prospectus Supplement) will set forth (i) in the case of the New Bonds, the principal amount of such series, the series designation, the purchase price, the public offering price, the interest rate, the maturity date, and any redemption or sinking fund terms which differ from the descriptions of such terms in this Prospectus and (ii) in the case of New Preferred Stock, the class being offered, the specific number of shares of New Preferred Stock, the purchase price, the initial public offering price, the dividend rate (or method of calculation thereof) and any redemption or sinking fund terms which differ from the descriptions of such terms in this Prospectus.

     The Prospectus Supplement will also set forth the names of the underwriters or other initial purchasers of such series of New Securities, any applicable underwriters' discounts, allowances and commissions, if applicable, the net proceeds to the Company from any such sale and other specific terms of such series. See "Plan of Distribution" for possible indemnification arrangements for underwriters and purchasers.
                           ____________________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           ____________________

           The date of this Prospectus is September      , 1994

     No person has been authorized to give any information or to make any representation not contained, or incorporated by reference, in this Prospectus in connection with the offer made by this Prospectus and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the 1934 Act) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the SEC). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

     Information relating to The Depository Trust Company (DTC) and DTC's book-entry only system is based upon information furnished by DTC.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 have been filed with the SEC pursuant to the 1934 Act and are hereby incorporated in this Prospectus by reference.

     All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and any amendment or supplement hereto to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any such amendment or supplement.

     Certain information contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more incorporated documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests should be directed to The Connecticut Light and Power Company, P.O. Box 270, Hartford, Connecticut 06141-0270, Attention:
Investor Relations.  Telephone requests should be made to (203) 665-5000,
Attention:  Investor Relations.

     IN CONNECTION WITH ANY FIRM COMMITMENT OFFERING MADE PURSUANT TO THIS PROSPECTUS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY OR ANY BONDS OR PREFERRED STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                THE COMPANY

     The Company is a wholly-owned subsidiary of Northeast Utilities (NU). The four wholly-owned operating subsidiaries of NU -- the Company, Public Service Company of New Hampshire (PSNH), Western Massachusetts Electric Company and Holyoke Water Power Company -- furnish electric service in portions of Connecticut and New Hampshire and in western Massachusetts. The Company is a Connecticut corporation, organized in 1907, and is qualified as a foreign corporation in Massachusetts and New Hampshire. The Company is the largest electric utility in Connecticut and is engaged principally in the production, purchase, transmission, distribution and sale of electricity at retail for residential, commercial, industrial and municipal purposes within Connecticut.

     The principal executive offices of the Company are located at Selden Street, Berlin, Connecticut 06037 (telephone 203-665-5000).

                              USE OF PROCEEDS

     As will be more specifically set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the New Securities will be used for the payment at maturity, the purchase (on the open market, in private transactions or otherwise) or the redemption of outstanding securities of the Company, for general corporate purposes and/or for the repayment of the Company's short-term debt incurred for such purposes.

     Proceeds from the sale of the New Securities not immediately required for the foregoing purposes may be temporarily invested in the NU system money pool. The NU system money pool was established by certain subsidiaries of NU, including the Company, and NU to provide a more efficient use of the cash resources of the system and to reduce outside short-term borrowings. Short-term borrowing needs of member companies are first met with available funds of other member companies and funds may be withdrawn or repaid to the pool at any time without prior notice. Investing and borrowing subsidiaries receive or pay interest based on the average daily Federal Fund rate, except that borrowings based on loans from NU bear interest at NU's cost.


                       DESCRIPTION OF THE NEW BONDS

General

     Each series of the New Bonds is to be issued under and secured by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921 between the Company and Bankers Trust Company, Trustee, as heretofore supplemented and amended, and which, as it is to be further supplemented by one or more Supplemental Indentures each of which would relate to a series of the New Bonds (each of which is hereinafter referred to as a New Supplemental Indenture), is hereinafter called the Indenture. The summary description of the provisions of the Indenture which follows does not purport to be complete or to cover all the provisions thereof. Copies of the Indenture (exclusive of the New Supplemental Indentures) and a form of New Supplemental Indenture have been filed as exhibits to, or incorporated by reference in, the registration statement of which this Prospectus is a part (the Registration Statement) and reference is made thereto for a complete statement of the applicable provisions. Article and section references herein are to provisions of the original Indenture as heretofore amended unless otherwise indicated.

     The Trustee acts as a depository bank of, makes loans to, and performs other services for the Company and other companies in the NU system in the ordinary course of business.

     A particular series of New Bonds may be issued initially under a book-entry only system, registered in the name of Cede & Co., as registered bondholder and nominee for DTC. DTC will act as securities depository for such series of New Bonds. Individual purchases of Book-Entry Interests (as herein defined) in any New Bonds will be made in book-entry form. Purchasers of Book-Entry Interests in New Bonds will not receive certificates representing their interests in such New Bonds. So long as Cede & Co., as nominee of DTC, is the bondholder, references herein to the bondholders or registered owners will mean Cede & Co., rather than the owners of Book-Entry Interests in New Bonds. See "Book-Entry Only System" herein for certain information regarding DTC and DTC's book-entry only system.

General Terms of Bonds

     Each series of New Bonds will mature on the date provided for such series and will bear interest from the date of original issuance at the rate per annum shown in the series title. Interest will be payable semiannually at the principal office of the Trustee in New York City, to registered owners at the close of business on the record date set for each series, or if such record date is a day on which banks are authorized to close in New York City, on the next preceding banking day. The Prospectus Supplement with respect to each series of New Bonds will set forth the maturity date, interest rate, interest payment dates, record dates and other specific terms and provisions for such series.

     The New Bonds are to be issued only in the form of fully registered bonds without coupons in denominations of $1,000 or multiples thereof and may be presented for exchange for a like aggregate principal amount of the same series of New Bonds of other authorized denominations and for transfer at the principal office of the Trustee in New York City without payment in either case of any charge other than for any tax or other governmental charges required to be paid by the Company.

Security

     The Indenture constitutes a first mortgage lien (subject to liens permitted by the Indenture, including liens and encumbrances existing at the time of acquisition by the Company) on substantially all of the Company's physical property and franchises, including the Company's generating stations (but not including the Company's interest in the plants of the four regional nuclear generating companies described under "Item 1. Business -- Electric Operations -- Nuclear Generation -- General" of the Company's Annual Report on Form 10-K for 1993) and its transmission and distribution facilities. Subject to the provisions of the Federal Bankruptcy Code, the Indenture will also constitute a lien on after-acquired property, although in Massachusetts it may be necessary to comply with applicable recording requirements to perfect the lien on after-acquired real property. The Indenture also permits after-acquired property to be subject to liens prior to that of the Indenture. The security afforded by the Indenture is for the equal and ratable protection of all the Company's presently outstanding bonds and any bonds which may hereafter be issued under the Indenture, including each series of New Bonds. (The granting clauses and Sections 6.04 and 6.05.)

     Under certain limited circumstances, the lien of the Indenture on real property in Connecticut acquired by the Company after June 3, 1985 could be subordinated to a lien in favor of the State of Connecticut pursuant to a Connecticut law (Connecticut General Statutes Section 22a-452a) providing for such a lien for reimbursement for expenses incurred in containing, removing or mitigating hazardous waste.

     Also, under certain limited circumstances the lien of the Indenture on real property in Massachusetts could be subordinated to a lien in favor of the Commonwealth of Massachusetts pursuant to the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, commonly known as the Massachusetts Superfund.

     Further, under certain limited circumstances, the lien of the Indenture on real property in New Hampshire, personal property located thereon and business revenues generated therefrom could be subordinated to a lien in favor of the State of New Hampshire pursuant to New Hampshire Revised Statutes Annotated 147B:10-b, as amended, for expenses incurred in containing or removing hazardous waste or materials, and any necessary mitigation of damages with respect to hazardous waste or materials.

Redemption Provisions

     Unless otherwise provided in the Supplemental Indenture under which a series of the New Bonds is issued, each series of the New Bonds will be redeemable at the option of the Company as a whole or in part at any time upon at least 30 days' prior written notice at redemption prices (expressed in percentages of principal amount) that will be set forth in the New Supplemental Indenture and the Prospectus Supplement with respect to such series, together in each case with accrued and unpaid interest to the redemption date; provided, however, that no New Bond of any series may be redeemed at the applicable General Redemption Price prior to a date, approximately five years from the date of issuance of such series and to be set forth in the Prospectus Supplement with respect to such series, if such redemption is for the purpose of or in anticipation of refunding such New Bond through the use, directly or indirectly, of funds borrowed by the Company having an effective interest cost to the Company (computed in accordance with generally accepted financial principles) of less than the effective interest cost of New Bonds of such series. If the bonds of any series of the New Bonds have a maturity of five or fewer years, they would not be refundable with lower cost funds throughout the life of the bonds.

     Unless otherwise provided in the Supplemental Indenture under which a series of the New Bonds is issued, this refunding limitation will not be applicable to redemptions of New Bonds at a Special Redemption Price. The Special Redemption Prices will be applicable to redemptions at the option of the Company through the use of sinking and improvement fund or replacement fund moneys or other trust moneys representing insurance proceeds or the proceeds of the sale, condemnation or other disposition of property. The Supplemental Indenture under which a series of the New Bonds is issued may prohibit redemption before maturity, in which case such moneys may not be applied to the redemption of such New Bonds. Otherwise, for each of the first five consecutive twelve-month periods, if the bonds of a series of New Bonds have a maturity of more than five years, or for every twelve-month period, if the bonds of a series of the New Bonds have a maturity of five or fewer years, redemption of the New Bonds of such series with sinking and improvement fund moneys at the Special Redemption Price will be limited to one percent (1%) of the aggregate principal amount of the New Bonds of such series, commencing with the first day of the month in which a series of New Bonds is issued. The General Redemption Prices will be applicable to all other redemptions.

Issuance of Additional Bonds; Earnings Coverage

     The Indenture permits, subject to various conditions and restrictions set forth therein, the issuance of an unlimited amount of additional first mortgage bonds. Additional bonds may be issued under the Indenture (a) to refund other bonds or certain prior lien obligations, or (b) on the basis of a certification of unbonded property additions, or (c) against the deposit of an equal amount of cash with the Trustee. The aggregate amount of First Mortgage Bonds outstanding on June 30, 1994 was $1,330,176,000.

     Additional bonds may be issued to the extent of 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the SEC under the Public Utility Holding Company Act of 1935 (the Holding Company Act)) of unbonded property additions (Section 3.54). Additional bonds may also be issued to finance 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the SEC under the Holding Company Act) of the bondable amount of the Company's interest in the inventory of nuclear fuel required for a nuclear generating plant (Section 3.55).

     Except in the case of certain refunding issues, the Company may not issue additional bonds unless its net earnings, as defined and as computed without deducting income taxes, for 12 consecutive calendar months during the period of 15 consecutive calendar months immediately preceding the first day of the month in which the application to the Trustee for authentication of additional bonds is made were at least twice the annual interest charges on all the Company's outstanding bonds, including the proposed additional bonds, and any outstanding prior lien obligations (Section 3.58). On the basis of this formula, based on the bonds and prior lien obligations outstanding as of June 30, 1994, the earnings coverage was 5.69.

     Where cash is deposited with the Trustee as a basis for the issue of bonds, it may be withdrawn against 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the SEC under the Holding Company
Act) of bondable property additions or against the deposit of bonds or prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Such cash may also be used to purchase or redeem bonds of any series as the Company may designate (Section 3.56).

     As of June 30, 1994, the Company had unbonded property additions available that would support the issuance of additional bonds in the principal amount of $547,670,825, subject to the net earnings and other requirements of the Indenture.

Other Financial Restrictions

     In addition to the foregoing restrictions, there are additional limitations upon the creation and/or issuance by the Company of long-term debt securities. Under certain bank and bank reimbursement agreements, lenders are not required to make additional loans or the maturity of indebtedness can be accelerated if the Company does not meet an equity ratio that requires, in effect, that the Company's common equity (as defined) be at least 27 percent of its total capitalization.

     On March 31, 1992, the Connecticut Department of Public Utility Control
(DPUC) issued a decision approving NU's acquisition of PSNH, which occurred on June 5, 1992. The DPUC's approval included several conditions designed principally to insulate the Company's customers from possible financial risks associated with NU's investment in PSNH. Among the conditions is a requirement that the Company use its best efforts to maintain the amount of common equity in the Company's capital structure (including short-term debt in excess of 7 percent of total capitalization) above 36 percent. The Company must notify the DPUC if the ratio is projected to fall below 36 percent, in which case the DPUC may conduct a review of the Company's financial condition. At June 30, 1994, the Company's equity ratio (so calculated) was 41.6%. Also, in future rate cases, the Company will be required to accept a methodology for determining the Company's cost of capital for ratemaking purposes without regard to NU's cost of capital if the DPUC finds that the Company's actual debt costs are unduly influenced by effects of the PSNH acquisition. These conditions are to remain in effect until the later of May 15, 1998 and the time at which PSNH achieves investment grade ratings for its first mortgage bonds and a common equity to total capitalization ratio of at least 30 percent.

Sinking and Improvement Fund

     The Indenture specifies an annual sinking and improvement fund requirement equal to 1% of the aggregate principal amount of the bonds of all series outstanding at the applicable time of computation, except that bonds which have been retired out of the proceeds of money deposited with the Trustee on a release of property or which have been retired in other similar ways need not be taken into account (Section 6.14).

     The annual requirement must be met on or before May 1 in each year, and may be satisfied by any of the following: (i) deposit of cash with the Trustee, (ii) a certification of unbonded property additions taken at 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the SEC under the Holding Company Act) of the amount certified, or (iii) a deposit of bonds or prior lien obligations that would otherwise be available to be made the basis of the issue of additional bonds. Cash so deposited may be withdrawn or applied to the purchase or redemption (at the applicable Special Redemption Price) of bonds of any series designated by the Company or otherwise applied, as more fully stated below under "Withdrawal or Application of Cash" (Section 6.14).

     If the Company seeks to eliminate or modify the requirements of the annual sinking and improvement fund, and subject to the receipt of any required regulatory approvals, the holders of the New Bonds will be deemed to have consented to any such amendment or amendments of the Indenture. (Section 1.05 of form of proposed New Supplemental Indenture).

Renewal and Replacement Fund

     If, as at the end of any year, the aggregate amount expended by the Company for property additions since December 31, 1966 is less than the "replacement fund requirement" (referred to below) for the same period, the Company is required to make up the deficit by depositing cash with the Trustee, or by depositing with the Trustee bonds or prior lien obligations which would otherwise be available as a basis for the issue of additional bonds or by certifying unbonded property additions taken at 100% of the amount certified. At the request of the Company, any cash so deposited may be used to purchase or redeem (at the applicable Special Redemption Price) bonds of such series as the Company may designate. A replacement fund deficit may thereafter be offset by expenditures in a later year in excess of the requirement for such year and thereupon the Company will be entitled, to the extent of such offset, to the return of cash, bonds or prior lien obligations deposited to make up the deficit or to reinstate as bondable any property additions certified for such purpose (Section 6.06).

     The replacement fund requirement is computed on an annual basis, and is equal, for each year, to 2.25% of the average of the amounts carried on the Company's books for depreciable property at the beginning and end of the year (Section 1.01(pp)). As of June 30, 1994, the Company's expenditures for property additions had exceeded the replacement fund requirement by $4,326,837,996.

Withdrawal or Application of Cash

     Cash deposited with the Trustee pursuant to the sinking and improvement fund or replacement fund requirements may, at the Company's option, be withdrawn against a certification of unbonded property additions, or against the deposit of bonds or prior lien obligations which would otherwise be available to be made the basis of the issue of additional bonds or may be applied to the purchase or redemption (at the applicable Special Redemption Price) of bonds of such series as the Company may designate (Sections 6.06,
6.14 and 9.04). Where cash to be withdrawn against a certification of unbonded property additions has been deposited pursuant to the sinking and improvement fund requirement, a withdrawal is permitted equal to 60% (or such greater percent, not exceeding 66-2/3%, as may be authorized by the SEC under the Holding Company Act) of the amount certified (Section 6.14). When the cash to be withdrawn has been deposited under the replacement fund requirement, a withdrawal equal to 100% is permitted (Section 6.06).

     Restrictions on the redemption of New Bonds at the applicable Special Redemption Price with moneys deposited with the Trustee pursuant to the annual sinking and improvement fund are set forth in "Redemption Provisions."

Dividend Restrictions

     The Indenture contains restrictions on the payment of common stock dividends, which were included in certain Supplemental Indentures at the time of issuance of prior series of bonds. If a dividend restriction is included for any series of the New Bonds, the specific terms will be described in the Prospectus Supplement for that series. The Supplemental Indenture dated as of July 1, 1992, which contains restrictions applicable so long as any Series VV Bonds, maturing July 1, 1999, are outstanding, currently contains the most restrictive provision. Under this provision, the aggregate amount which may be declared, paid or otherwise applied by the Company after the date of issuance of a series of the New Bonds as dividends or other distributions on its common stock (other than by way of stock dividends or when an equal amount of cash is received concurrently as a capital contribution or on the sale of common stock) or to the purchase or other acquisition of common stock may not exceed earned surplus (as defined, and after deducting accrued preferred stock dividends) accumulated after June 30, 1992, plus $207,000,000, plus such further amount as may be authorized by the SEC under the Holding Company Act. Pursuant to these provisions, unrestricted earned surplus at June 30, 1994 would have amounted to approximately $226,955,221.

     Similar dividend restrictions are binding on the Company so long as certain prior series of the Company's bonds are outstanding.

Default

     The Indenture provides that the following events will constitute
"events of default" thereunder: failure to pay principal; failure for 90 days to pay interest; failure to perform any of the other Indenture covenants for 90 days after notice to the Company; failure to perform any covenant contained in any lien securing prior lien obligations if such default permits enforcement of the lien; and certain events in bankruptcy, insolvency or receivership (Section 10.02). The Indenture requires the Company to deliver to the Trustee an annual officers' certificate as to compliance with certain provisions of the Indenture (Section 6.16).

     The Indenture provides that, if any event of default exists, the holders of a majority in principal amount of the bonds outstanding may, after tender to the Trustee of indemnity satisfactory to it, direct the sale of the mortgaged property (Section 10.04).

Modification of the Indenture

     The Indenture may be supplemented or amended to convey additional property, to state indebtedness of companies merged, to add further limitations to the Indenture, to evidence a successor company, or to make such provision in regard to questions arising under the Indenture as may be necessary or desirable and not inconsistent with its terms (Section 14.01).

     The Indenture also permits the modification, with the consent of holders of 66-2/3% of the bonds affected, of any provision of the Indenture, except that (a) no such modification may effect a reduction of such percentage or the creation of a lien prior to or concurrent with that of the Indenture unless all bondholders consent, (b) no bondholder who refuses to consent may be deprived of his security and (c) the Company's obligations as to the maturities, payment of principal, interest or premium and other terms of payment may not be modified unless all affected bondholders consent (Section 14.03).

                  DESCRIPTION OF THE NEW PREFERRED STOCK

General

     The Company's capital stock consists of shares of Common Stock, $25 par value per share, as well as two classes of preferred stock, one designated "Preferred Stock," having a par value of $50 per share, and the other designated "Class A Preferred Stock," having a par value of $25 per share. The Preferred Stock and the Class A Preferred Stock are hereinafter sometimes collectively referred to as the Senior Stock.

     Shares of the Preferred Stock and shares of Class A Preferred Stock rank on a parity in respect of dividends or payment in case of liquidation, and, to the extent not fixed and determined by the Company's certificate of incorporation, have the same rights, preferences and powers. Voting rights are the only differences in rights between the two classes and are summarized below under "Voting Rights."

     The Preferred Stock and the Class A Preferred Stock may be issued from time to time in series when authorized by the Company's Board of Directors, up to the number of authorized but unissued shares of Preferred Stock and Class A Preferred Stock, respectively, set forth in the Company's certificate of incorporation, as amended from time to time. The series designation, dividend rate (or method of determining dividend rate), redemption prices and other terms of each series are determined by the Board of Directors to the extent not fixed by the Company's certificate of incorporation.

     The general provisions of the Senior Stock, applicable to all series of Preferred Stock and Class A Preferred Stock, and the specific provisions applicable to each series, including the New Preferred Stock, are set forth in the certificate of incorporation. Copies of the applicable provisions of the certificate of incorporation entitled Amended and Restated Provisions of Statutory Certificate of Incorporation with Respect to Capital Stock of The Connecticut Light and Power Company, and forms of the proposed amendments to the certificate of incorporation establishing series of the New Preferred Stock are filed with or incorporated by reference in the registration statement of which this Prospectus is a part (the Registration Statement), as exhibits.

     The provisions of the Company's Senior Stock are summarized below, and the article references are to the provisions of Part II of the certificate of incorporation. The summary does not purport to be complete or to cover all the provisions thereof and reference is made to the aforementioned exhibits to the Registration Statement for a complete statement of the Senior Stock provisions.

     The New Preferred Stock will be transferable at the offices of Northeast Utilities Service Company (NUSCO), Berlin, Connecticut, Transfer Agent and Registrar for the Senior Stock. Both the Company and NUSCO are wholly-owned subsidiaries of Northeast Utilities.

Earnings Coverage - Senior Stock Provision

     The Senior Stock Provisions of the Company's certificate of incorporation require for the issuance of additional Senior Stock that Income Before Interest Charges (as defined) be at least one and one-half times the pro forma annual interest charges on all indebtedness and annual dividend requirements on the Senior Stock to be outstanding after the issuance of the additional stock (see "Voting Rights"). On the basis of the Income Before Interest Charges and the indebtedness and the Senior Stock outstanding as of June 30, 1994, this ratio was 2.36.

Dividend Rights

     Holders of Senior Stock of each class and series are entitled to receive cumulative dividends when declared by the Board of Directors at the rate provided for such class and series. Dividends may not be declared or paid on a particular class and series of the Senior Stock unless dividends have been or are contemporaneously declared or paid on the Senior Stock of all other classes and series for all dividend periods terminating on the same or an earlier date. No dividend may be paid on the Common Stock or other stock of the Company subordinate to the Senior Stock in respect of dividends or assets (which together with Common Stock is defined as "junior stock") unless full cumulative dividends to the last preceding dividend date have been paid or set apart for payment of the Senior Stock (Section II, Sections 1, 2 and 3).

     The Company is, in effect, prohibited from making payments on junior stock, by way of dividends or otherwise (other than in shares of junior stock), in an amount which, if the percentage of junior stock equity (as defined) to total capitalization (as defined) is less than 20%, would, together with all other junior stock payments made within the preceding 12 months, exceed 50% of net income available for dividends on junior stock, or, if such percentage is between 20% and 25%, would, together with all other junior stock payments made within the preceding 12 months, exceed 75% of such net income (Section II, Sections 4, 5 and 6).

     Dividends on each series of New Preferred Stock will be payable quarterly or otherwise at the rate provided for such series.

Sinking Fund Provisions

     If a sinking fund is provided for a particular series of New Preferred Stock, the Prospectus Supplement will describe the terms of the sinking fund for that series. See "Redemption and Purchase" below for limitations on the Company's right to redeem or purchase Senior Stock if the Company is in arrears in the payment of dividends on any outstanding shares of Senior Stock.

Redemption and Purchase

     All or any part of any series of Senior Stock outstanding may be redeemed, subject to certain limitations, at any time at the redemption price established for such series, except that no redemption of less than all shares of Senior Stock outstanding may be made if the Company is in arrears with respect to payment of dividends on any shares of Senior Stock outstanding (Section III, Sections 1 through 3).

     The Company may purchase any outstanding shares of Senior Stock upon the best terms reasonably obtainable, but not exceeding the then-current redemption price of such shares, except that no such purchase may be made if the Company is in arrears with respect to payment of dividends on any shares of Senior Stock outstanding or if any event of default exists under the Senior Stock provisions (Section III, Section 6).

     Unless otherwise provided in the Prospectus Supplement, each series of the New Preferred Stock will be redeemable for other than sinking fund purposes as a whole or in part at any time, at the option of the Company upon at least 30 days' prior written notice on the terms described in the Prospectus Supplement for that series.

     See the Prospectus Supplement with respect to any particular series of New Preferred Stock for more information concerning the redemption provisions for that series.

Liquidation Rights

     The Senior Stock is entitled to receive upon voluntary liquidation the then-current redemption price for the particular series and, upon involuntary liquidation, $50 per share in the case of the Preferred Stock and $25 per share in the case of the Class A Preferred Stock, plus in each case all dividends accrued and unpaid to the date of such payment, before any payment is made on junior stock (Section IV).

Voting Rights

     Except as otherwise provided by law or, as described below, by the Senior Stock provisions, holders of Senior Stock have no voting rights.

     Whenever the holders of the Senior Stock have the right to vote or consent to an action as provided by law or by the Senior Stock provisions, both classes of Senior Stock (except as described below) vote together as a single class, with each outstanding share of Senior Stock entitled to vote enjoying voting rights proportionate to the ratio of (i) the par value represented by such share to (ii) the par value represented by all shares of Senior Stock then outstanding. In accordance with such formula, each share of Preferred Stock ($50 par value) will be entitled to a weighted vote equal to twice the vote of each share of Class A Preferred Stock ($25 par value). Whenever only one class of the Senior Stock shall have the right to vote or consent to an action as provided by law or, as described below, by the Senior Stock provisions, or whenever each class of the Senior Stock shall be entitled or be required to vote as a separate class on a matter, each outstanding share of such class entitled to vote shall be entitled to one vote on each such matter (Section V, Section 2).

     Whenever dividends on any share of Senior Stock are in arrears in an amount equal to or exceeding full dividend payments for one year or whenever there exists a default in the performance of any of the Senior Stock provisions or a default on which action has been taken by bondholders or the trustee of any mortgage of the Company, or whenever the Company has been declared bankrupt or a receiver of its property has been appointed, the holders of both classes of Senior Stock have the right, voting together as a single class, to elect the smallest number of directors necessary to constitute a majority of the Board of Directors. Such voting rights shall cease upon the termination of the condition giving rise thereto (Section V, Section 3).

     Without the consent of the holders of a majority of the aggregate voting rights represented by shares of the Senior Stock then outstanding, or in the event of dissent by or negative vote of holders of one-third of the aggregate voting rights represented by shares of the Senior Stock then outstanding, the Company may not (Section VI, Section 4):

          1. Issue or assume unsecured notes, unsecured debentures or other securities representing unsecured debt (except to redeem all outstanding shares of Senior Stock or to refund or renew unsecured indebtedness) in excess of 20% of the Company's outstanding capital stock, surplus and secured indebtedness, or, with respect to unsecured indebtedness having maturities of less than 10 years, in excess of 10% of outstanding capital stock, surplus and secured indebtedness. Payment due upon the maturity of unsecured debt having an original single stated maturity of 10 years or more is not regarded as unsecured debt with a maturity of less than 10 years until within three years of the maturity thereof, and each of the payments due upon any unsecured debt having an original stated maturity for the final serial payment of 10 years or more is not regarded as an unsecured debt of a maturity of less than 10 years until within three years of the maturity of the final serial payment.

          By the affirmative vote of the holders of a majority of the outstanding shares of Senior Stock at a stockholders' meeting held on December 15, 1993, the Company has been authorized, notwithstanding such limitations, to incur unsecured indebtedness, having maturities of not more than ten years, in excess of 10% of its capital stock, surplus and secured indebtedness, provided that (i) such indebtedness is issued on or before March 31, 2004, (ii) such indebtedness has maturities not later than March 31, 2005, and (iii) the limitation on all unsecured indebtedness of the Company to 20% of its capital stock, surplus and secured indebtedness is complied with.

          2. Issue, sell or otherwise dispose of any shares of then authorized but unissued Senior Stock or any other stock ranking on a parity with or having priority over the Senior Stock as to dividends or assets if (a) for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the month of issue Income Before Interest Charges (as defined) for said period available for the payment of interest (including, in any case in which stock is to be issued in connection with the acquisition of property, the Income Before Interest Charges of the property to be acquired) was not at least one and one-half times the sum of (i) the interest charges for one year on indebtedness to be outstanding immediately following the proposed issue, sale or other disposition, (ii) annual dividend requirements on shares of Senior Stock and stock ranking on a parity with or having priority over the Senior Stock outstanding and proposed to be issued and (iii) certain rental charges, or (b) such issue would bring the aggregate of the amount payable on involuntary liquidation of the Company with respect to all shares of Senior Stock and all shares of stock ranking on a parity with or having priority over the Senior Stock to an amount in excess of "junior stock equity" (as defined).

     Without the consent of the holders of at least two-thirds of the aggregate voting rights represented by shares of the Senior Stock then outstanding, or at least two-thirds of the outstanding shares of the class of Senior Stock affected if only one such class is affected, the Company may not:

          1. Increase the authorized amount of the Preferred Stock or stock ranking on a parity with the Preferred Stock as to dividends or assets beyond 9,000,000 shares and $450,000,000 aggregate par or stated value or increase the authorized amount of Class A Preferred Stock or stock ranking on parity with the Class A Preferred Stock as to dividends and assets beyond 8,000,000 shares and $200,000,000 aggregate par or stated value (Section VI, Section 3).

          2. Authorize or issue any shares of any class of stock having priority over the Senior Stock as to dividends or assets or issue any shares of any such prior ranking stock more than 12 months after the date of the vote authorizing such prior ranking stock (Section VI, Section 1).

          3. Change the rights, preferences or powers of the Senior Stock so as to affect adversely such rights, preferences or powers, provided that in no event may any reduction of the dividend rate or of amounts payable on redemption or liquidation with respect to any share of Senior Stock of either class be made without the consent of the holder thereof and that no such reduction with respect to shares of any particular series of either class of the Senior Stock may be made without the consent of all the holders of shares of such series (Section VI, Section 2).

     The Senior Stock provisions require the consent of the holders of a majority of the aggregate voting rights represented by shares of the Senior Stock then outstanding for a merger or consolidation of the Company with or into any other corporation or for a sale of all or substantially all of the Company's assets unless such merger, consolidation or sale, or the issuance or assumption of securities in the effectuation thereof, shall have been permitted under the Holding Company Act (Section VII). The Connecticut Stock Corporation Act presently requires, with minor exceptions, the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of the Company's capital stock, including the Preferred Stock and the Class A Preferred Stock, each voting as a separate class, to approve such a merger, consolidation or sale.

Miscellaneous

     Except as otherwise expressly provided by law, the Senior Stock has no preemptive or conversion rights and (except as provided with respect to a particular series of either class of the Senior Stock) is not entitled to the benefit of any sinking fund. See "Sinking Fund Provisions." Upon due issuance and the receipt by the Company of the purchase price therefor, all shares of the New Preferred Stock will be fully paid and nonassessable.

     See "Description of the New Bonds - Other Financial Restrictions" for a description of certain financial restrictions applicable to the Company as a result of NU's 1992 acquisition of PSNH.


                          BOOK-ENTRY ONLY SYSTEM

     The description which follows of the procedures and recordkeeping with respect to beneficial ownership interests in the New Bonds, payments of principal of, and premium, if any, and interest on, the New Bonds to DTC and its Participants or Beneficial Owners, in each case as defined below, confirmation and transfer of beneficial ownership interests in the New Bonds and other related transactions by and among DTC, the DTC Participants and Beneficial Owners is based solely on information furnished by DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Bank Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants (Direct Participants) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of New Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of New Bonds (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Bonds, except in the event that use of the book-entry system for the New Bonds is discontinued. SO LONG AS CEDE & CO., AS NOMINEE FOR DTC, IS THE SOLE HOLDER OF THE NEW BONDS, THE TRUSTEE SHALL TREAT CEDE & CO. AS THE ONLY HOLDER OF THE NEW BONDS FOR ALL PURPOSES UNDER THE INDENTURE, INCLUDING RECEIPT OF ALL PRINCIPAL OF, AND PREMIUM, IF ANY, AND INTEREST ON SUCH NEW BONDS, RECEIPT OF NOTICES, AND VOTING AND REQUESTING OR DIRECTING THE TRUSTEE NEW TO TAKE OR NOT TO TAKE, OR CONSENTING TO, CERTAIN ACTIONS UNDER THE INDENTURE.

     To facilitate subsequent transfers, all New Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of New Bonds with DTC and their registration into the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identify of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices, if any, shall be sent to Cede & Co. If less than all of the New Bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal of, and premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, and premium, if any, and interest to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, individual bond certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, individual bond certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable (including DTC), but the Company takes no responsibility for the accuracy thereof.

     THE COMPANY, THE UNDERWRITERS AND THE TRUSTEE HAVE NO RESPONSIBILITY OR OBLIGATION TO THE DTC PARTICIPANTS OR THE BENEFICIAL OWNERS WITH RESPECT TO
(A) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT; (B) THE PAYMENT BY ANY DTC PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL OF, AND PREMIUM, IF ANY, AND INTEREST ON, THE NEW BONDS; (C) THE DELIVERY OR TIMELINESS OF DELIVERY BY DTC TO ANY DTC PARTICIPANT OR BY ANY DTC PARTICIPANT TO ANY BENEFICIAL OWNER OF ANY NOTICE WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE INDENTURE TO BE GIVEN TO HOLDERS OF THE NEW BONDS; OR (D) ANY OTHER ACTION TAKEN BY DTC, OR ITS NOMINEE, CEDE & CO., AS HOLDER OF THE NEW BONDS.


                        LEGAL OPINIONS AND EXPERTS

     Legal matters in connection with the issue of the New Securities will be passed upon for the Company by Robert P. Wax, Esq., Vice President, Secretary and General Counsel of the Company, or Jeffrey C. Miller, Assistant General Counsel of NUSCO. Legality of the New Securities will be passed upon for the underwriters or other purchasers by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York.

     Statements of law and legal conclusions herein and in the Registration Statement pertaining to the description of the New Bonds have been reviewed by Mr. Miller. Certain statements of law and legal conclusions set forth in the Company's Annual Report on Form 10-K for 1993 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 with respect to short-term borrowing authority and the earnings coverage requirement of the Indenture and preferred stock provisions of the Company, its franchises, its participation in joint projects, the laws and regulations to which it is or may be subject, and litigation and legal proceedings, have been reviewed by Mr. Miller and said statements are made upon his authority as an expert.

     The Company's audited financial statements and schedules related thereto, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, which have also been incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           PLAN OF DISTRIBUTION

     The Company will sell the New Securities in one or more sales, pursuant to a negotiated underwriting or pursuant to the solicitation (through the giving of notice to two or more potential purchasers) and acceptance of a proposal or proposals for the purchase of all or any portion of the New Securities. Purchasers of the New Securities may include underwriters or purchasers acting for themselves. If underwriters are involved in the sale, the applicable series of New Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at various prices determined at the time of sale.

     The Prospectus Supplement relating to a series of New Securities will set forth the purchase price of New Securities of such series with respect to which an agreement of sale has been entered into by the Company, the proceeds to the Company from such sale, and the terms of any reoffering of New Securities, including the names of any underwriters, the underwriters' discounts and allowances, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers with respect to New Securities may be changed from time to time. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or other purchasers will be subject to certain conditions precedent and the underwriters or other purchasers will be obligated to purchase all of the New Securities of the applicable series if any of them are purchased, provided that under certain circumstances involving a default of underwriters or other purchasers, less than all of the New Securities of a series may be purchased.

     The Company may indemnify any underwriter or other purchaser of a series of the New Securities against certain liabilities, including liabilities under the Securities Act of 1933.

RATIO OF EARNINGS TO FIXED CHARGES


     Below are set forth the ratios of earnings to fixed charges for each of the years in the period 1989 through 1993 and for the twelve months ended June 30, 1994. The ratios have been restated to reflect only the revenues and income from the Company's continuing electric business. The Company divested its gas business on June 30, 1989.

          Twelve-Month
          Period Ended                                Ratio

          December 31, 1989 . . . . . . . . . . .      2.32
          December 31, 1990 . . . . . . . . . . .      2.53
          December 31, 1991 . . . . . . . . . . .      3.02
          December 31, 1992 . . . . . . . . . . .      2.96
          December 31, 1993 . . . . . . . . . . .      2.71
          June 30, 1994 (unaudited) . . . . . . .      3.39


RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     Below are set forth the ratios of earnings to fixed charges and preferred dividends for each of the years in the period 1989 through 1993 and for the twelve months ended June 30, 1994. The ratios have been restated to reflect only the revenues and income from the Company's continuing electric business. The Company divested its gas business on June 30, 1989.

          Twelve-Month
          Period Ended                                Ratio

          December 31, 1989 . . . . . . . . . . .      1.95
          December 31, 1990 . . . . . . . . . . .      2.03
          December 31, 1991 . . . . . . . . . . .      2.34
          December 31, 1992 . . . . . . . . . . .      2.27
          December 31, 1993 . . . . . . . . . . .      2.01
          June 30, 1994 (unaudited) . . . . . . .      2.55

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          Filing fee-Securities and Exchange Commission-
           (1933 Act). . . . . . . . . . . . . . . . . . . . . . . $103,449
          Trustee's fees*. . . . . . . . . . . . . . . . . . . . . .100,000
          Fees of Transfer Agent*. . . . . . . . . . . . . . . . . . 50,000
          Legal fees*. . . . . . . . . . . . . . . . . . . . . . . . 51,000
          Accounting fees* . . . . . . . . . . . . . . . . . . . . . 80,000
          Printing expenses* . . . . . . . . . . . . . . . . . . . . 50,000
          Rating agency fees*. . . . . . . . . . . . . . . . . . . .150,000
          Northeast Utilities Service Company expenses*. . . . . . . 30,000
          Blue Sky*. . . . . . . . . . . . . . . . . . . . . . . . . .6,000
          Miscellaneous* . . . . . . . . . . . . . . . . . . . . . . .7,551

                                                                   $628,000

______________________
*Estimated.  All expenses assume two bond and one preferred stock issues.

Item 15.Indemnification of Directors and Officers.

Indemnification of the Company's officers and directors is governed by
Section 33-320a of the Connecticut Stock Corporation Act (see Exhibit 28 hereto).

Directors and officers insurance is also provided.

Item 16.Exhibits.

Each document referred to below is incorporated by reference to the files of the Securities and Exchange Commission, unless the reference to the document is indicated by an asterisk.


Exhibit No.    Description

  1.1*   -     Proposed form of Underwriting Agreement for New Bonds.

  1.2*   -     Proposed form of Underwriting Agreement for New Preferred
               Stock.

  4.1    -     Certificate of Incorporation of the Company, restated to March
               22, 1994. (Exhibit 3.2.2, 1993 NU Form 10-K, File No. 1-5324).

  4.2    -     By-laws of the Company as amended to March 1, 1982.  (Exhibit
               3.2.2, 1993 NU Form 10-K, File No. 1-5324).

  4.3*   -     Form  of proposed Certificate of Amendment establishing the terms and provisions of a series of the Preferred Stock.

  4.4    -     Indenture of Mortgage and Deed of Trust between the Company and Bankers Trust Company, Trustee, dated as of May 1, 1921.
               (Composite including all twenty-four amendments to May 1, 1967.) (Exhibit 4.1.1, 1989 NU Form 10-K, File No. 1-5324.)

               Supplemental Indentures to the Composite May 1, 1921 Indenture of Mortgage and Deed of Trust between the Company and Bankers Trust Company, dated as of:

  4.5    -     April 1, 1967.  (Exhibit 4.16, File No. 2-60806)

  4.6    -     January 1, 1968.  (Exhibit 4.18, File No. 2-60806)

  4.7    -     December 1, 1969.  (Exhibit 4.20, File No. 2-60806)

  4.8    -     June 30, 1982.  (Exhibit 4.33, File No. 2-79235)

  4.9    -     September 1, 1989. (Exhibit 4.1.25, 1989 NU Form 10-K, File
               No. 1-5324)

  4.10   -     December 1, 1989.  (Exhibit 4.1.26, 1989 NU Form 10-K, File
               No. 1-5324)

  4.11   -     April 1, 1992.  (Exhibit 4.30, File No. 33-59430)

  4.12   -     July 1, 1992.  (Exhibit 4.31, File No. 33-59430)

  4.13   -     October 1, 1992.  (Exhibit 4.32, File No. 33-59430)

  4.14   -     July 1, 1993.  (Exhibit A.10(b), File No. 70-8249)

  4.15   -     July 1, 1993.  (Exhibit A.10(b), File No. 70-8249)

  4.16   -     December 1, 1993.  (Exhibit 4.2.14, 1993 NU Form 10-K, File
               No. 1-5324)

  4.17   -     February 1, 1994.  (Exhibit 4.2.15, 1993 NU Form 10-K, File
               No. 1-5324)

  4.18   -     February 1, 1994.  (Exhibit 4.2.16, 1993 NU Form 10-K, File
               No. 1-5324)

  4.19*  -     June 1, 1994.

  4.20*  -     Form of proposed New Supplemental Indenture to be used for each series of New Bonds.

  4.21   -     Cross-reference sheet showing location in Indenture of
               provisions inserted pursuant to Sections 310 through 318(a) of the Trust Indenture Act of 1939. (Exhibit 2.32, File No.
               2-68807)

  5.1*   -     Opinion of Jeffrey C. Miller, Assistant General Counsel of
               Northeast Utilities Service Company, as to the legality of the New Securities, including consent of such counsel.

  12.1*  -     Statement re computation of Ratio of Earnings to Fixed
               Charges.

  12.2*  -     Statement re computation of Ratio of Earnings to Fixed
               Charges and Preferred Dividends.

  23*    -     Consent of Arthur Andersen & Co.  (See also Exhibit 5.1.)

  24*    -     Power of Attorney.  (See page II-4.)

  25*    -     Form T-1 of Bankers Trust Company, Trustee.

  28     -     Section 33-320a of the Connecticut Stock Corporation Act.
               (Exhibit 28, File No. 2-84026.)

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933 (the "Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the provisions of Section 33-320a of the Connecticut Stock Corporation Act, as amended, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby and the Securities and Exchange Commission is still of the same opinion, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that the securities registered hereby will be assigned a rating meeting Transaction Requirement
B.2 of Form S-3 by the time of the effectiveness of this registration statement, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Berlin, and State of Connecticut, on this 29th day of August, 1994.

                         THE CONNECTICUT LIGHT AND POWER COMPANY


                         By       /s/ Hugh C. MacKenzie
                                     Hugh C. MacKenzie
                                Principal Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The Company and each person whose signature appears below hereby constitute Robert E. Busch, John B. Keane, Robert C. Aronson, Jeffrey C. Miller and Jane P. Seidl, and each of them singly, their true and lawful attorneys, with full power to them and each of them to sign for them and in their names, in the capacities indicated above or below, as the case may be, any and all amendments to this registration statement, hereby ratifying and confirming its or their signatures as it may be signed by said attorneys to any and all amendments to said registration statement.

Signature                     Title                         Date

/s/ Hugh C. MacKenzie         President                     August 29, 1994
Hugh C. MacKenzie             and Chief Executive Officer
Principal Executive Officer

/s/ Robert E. Busch           Executive Vice President      August 29, 1994
Robert E. Busch               and Chief Financial Officer
Principal Financial Officer

/s/John W. Noyes              Vice President and Controller August 29, 1994
John W. Noyes
Principal Accounting Officer

__________________            Chairman                      ________________
William B. Ellis

/s/Bernard M. Fox             Vice Chairman                 August 29, 1994
Bernard M. Fox

/s/Robert G. Abair            Director                      August 29, 1994
Robert G. Abair

_________________             Director                      ________________
John P. Cagnetta

/s/William T. Frain, Jr.      Director                      August 29, 1994
William T. Frain, Jr.

/s/Cheryl W. Grise            Director                      August 29, 1994
Cheryl W. Grise

/s/John B. Keane              Director                      August 29, 1994
John B. Keane

/s/John F. Opeka              Director                      August 29, 1994
John F. Opeka



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